Exhibit H

BALANCE SHEET - DECEMBER 31, 2000
(000's)
Allegheny
Energy
Supply
Hunlock
ASSETS	Creek, LLC
Property, plant and equipment:
At original cost	1,135

Investments and other assets:
Unregulated investments	19,727

Total assets	20,862

Capitalization and Liabilities
Capitalization:
Members equity	18,127

Current liabilities:
Accounts payable to affiliates	2,735

Total capitalization and liabilities	20,862

STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
(000's)
Allegheny
Energy
Supply
Hunlock
Creek, LLC
Operating revenues:
Total operating revenues	0

Operating expenses:
Total operating expenses	0

Net Income (loss)	0

STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
(000's)
Allegheny
Energy
Supply
Hunlock
Cash Flows from Operations:	Creek, LLC
Net income (loss)	0
Changes in certain assets and liabilities:
Accounts payable to affiliates	2,735
Total Cash Flows from Operations	2,735

Cash Flows used in Investing:
Unregulated generation construction expenditures and investments	(20,862)
Total Cash Flows used in Investing	(20,862)

Cash Flows from (used in) Financing:
Parent Company contribution	18,127
Total Cash Flows from (used in) Financing	18,127

Net Change in Cash and Temporary
Cash Investments	0
Cash and Temporary Cash Investments at January 1	0
Cash and Temporary Cash Investments at December 31	0

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0
Income taxes	0